EXHIBIT 10.1

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) dated as of this 20th day of April 2011, is made and entered into by and between Atlantic Green Power Corporation, a New Jersey corporation (“Seller”), and Invenergy Solar Development LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller is the owner of one hundred percent (100%) of the membership interests (the “Membership Interests”) in the capital of [                          ]*, Delaware limited liability company (the “Company”);

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller eighty-five percent (85%) of the Membership Interests of the Company owned by Seller on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1   Definitions.  As used in this Agreement, the following terms have the meanings indicated below:

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” means this Sale and Purchase Agreement and all Schedules and Exhibits hereto, as the same shall be amended in writing from time to time.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records (including records and files stored on computer disks or tapes or any other storage medium), contracts, reports, surveys, notices, deeds, and any other document relating to the Assets and Properties of such Person, including without limitation deeds, title policies, minute books, share certificates or other evidence of equity or shareholdings and registration books, stock transfer ledgers, Contracts, Licenses, Environmental Permits, environmental studies, operating plans, copies of all Tax Returns and tax filings, assessments and reassessments.

* NOTE: Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The non-public information has been filed separately with the Securities and Exchange Commission.

“Business Day” means a day other than a Saturday or Sunday on which the principal commercial banks in the City of New York are open for business during normal banking hours.

“Claim Notice” means written notification pursuant to Section 10.2(a) of a Third Party Claim as to which indemnity under Section 10.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 10.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Closing” means the closing of the transactions, contemplated by Section 2.3.

“Closing Date” means five (5) days following the date of execution of this Agreement, or as otherwise agreed-to by the Parties.

“Company” means [                          ]*, a Delaware limited liability company.

“Confidential Information” means information reasonably designated as confidential or proprietary by either Party; provided that Confidential Information shall not include information that: (i) at the time obtained by Party, was already in the public domain or was a matter of public knowledge; (ii) after being obtained by Party, becomes part of the public domain or public knowledge, by publication or otherwise, other than by breach of the confidentiality provisions in Section 12.4; (iii) the disclosing Party can establish by competent proof that such information already was in its possession, without any breach of any third-party’s obligations to a Party, at the time obtained by it; or (iv) the disclosing Party can establish by competent proof was independently developed by it.

“Contract” means any written agreement, lease, license, option, guaranty, warranty, right-of-way, evidence of indebtedness, mortgage, indenture, security agreement or other written contract, commitment or undertaking of any kind.

“Development Costs” means all third party expenses (not including any expenses of any Affiliates of Seller or Purchaser) relating to the development of the Project, including, without limitation, environmental reports, geotechnical investigation, hydrological studies, title reports, land purchase costs, additional entitlements works, engineering studies, fees relating to all necessary licenses, permits and approvals, financing costs, survey costs, property preparation costs, legal costs, transmission studies, time studies and all other third party fees, costs and expenses (other than such fees, costs and expenses internally incurred by any Affiliate of Seller or Purchaser) relating in any way to the development or administration of the Project and the Project Financial Closing, and all other financial obligations relating to the development or administration of the Project, including all development activities (including without limitation those “Development Activities” listed in the Term Sheet), all third party contract security obligations of the Company, if any, required under (i) any of the Interconnection Agreements; (ii) any long-term energy/brown power off-take agreements with one or more load serving entities or other third parties; (iii) any long-term solar renewable energy certificate (“SREC”) off-take agreements with one or more load serving entities or other third parties; (iv) any site improvement bond required by [                          ]* with respect to the Project, and (v) any and all other costs or obligations to PJM or Atlantic City Electric Company relating in any way to the Project (including without limitation all such costs and obligations under the Interconnection Agreements).

“Dispute Period” means the period ending forty-five (45) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Distributable Cash” means as of any date, all cash, cash equivalents and liquid investments received from any source (excluding capital contributions) held by the Company as of such date after (i) payment of all reasonable expenses, debts and obligations of the Company then due and payable, and (ii) the establishment of any reasonable reserves by, or increase or decrease of any reasonable reserves established by the Manager (as defined in the Operating Agreement), including reasonable reserves for anticipated operating expenses or capital requirements.

“Dollars” and “$” refers to lawful money of the United States.

“Environmental Law” means any Law or Order relating to the regulation or protection of human health and safety or to the regulation, protection and preservation of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

 “GAAP” means generally accepted accounting principles which are in effect from time to time in the United States.

“Governmental or Regulatory Authority” means any federal, municipal, local or foreign government, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, county, city, municipality or other political subdivision or similar governing entity.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 10.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 10.

“Indemnity Notice” means written notification pursuant to Section 10.2(b) of a claim for indemnity under Article 10 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Interconnection Studies” means (a) any studies issued by PJM relating solely to the point of interconnection at the [                          ]* Substation for queue positions V4-023 (for 2 AC MW), V4-024 (for 10 AC MW), and V4-025 (for 6 AC MW), or (b) in the event that PJM grants the reconfiguration of queue positions V4-023, V4-024 and V4-025 into an 18 AC MW interconnection at the [                          ]* Substation under queue position V4-024, any studies issued in connection with such reconfigured queue position relating solely to the point of interconnection at the [                          ]* Substation as requested by Seller under the Reconfiguration Request Letter for the reconfigured queue position V4-024 (for 18 AC MW) at the [                          ]* Substation.

“Interconnection Study Agreements” means (a) any fully executed agreements for  studies to be performed by PJM relating solely to the point of interconnection at the [                          ]* Substation for queue positions V4-023 (for 2 AC MW), V4-024 (for 10 AC MW), and V4-025 (for 6 AC MW), or (b) in the event that PJM grants the reconfiguration of queue positions V4-023, V4-024 and V4-025 into an 18 AC MW interconnection at the [                          ]* Substation under queue position V4-024, any fully executed agreements for studies to be performed relating solely to the point of interconnection at the [                          ]* Substation for such reconfigured queue position V4-024.

“Interconnection Dynamic Study” means the required “time-based” dynamic study to be conducted by PJM during the Facilities Study Agreement phase of the Interconnection Agreements.

“Land Agreements” means: (a) the two (2) long term land lease agreements for two parcels located in [                          ]*, New Jersey: (i) a 60 acre lease between Purchaser and the [                          ]*, dated June 25, 2010 (“[                          ]*”); and (ii) an adjacent 36 acre lease between Purchaser and [                          ]*, dated June 25, 2010, (collectively, “[                          ]*”), each as executed respectively by [                          ]* and [                          ]* with Purchaser and as assigned to the Company pursuant to the terms of the Agreement Regarding Assignment and Assumption of Agreements, dated as of March 7, 2011, with reversionary rights contained therein; and (b) the Land Option to Purchase Agreement for a parcel located in [                          ]* , New Jersey made and entered into as of March 14, 2011 between Purchaser and [                                      ]* and as assigned to the Company pursuant to the terms of the Agreement Regarding Assignment and Assumption of Agreements, dated as of March 18, 2011, with reversionary rights contained therein.

“Laws” means all constitutions, treaties, laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liens” means any charge, claim, community property interest, condition, equitable interest, easement, encumbrance, option, warrants, conversion rights, lien, pledge, hypothecation, assignment, deposit arrangement (including, without limitation, any deposit arrangements with a broker or other financial institution), security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right, or other restriction or granting of any rights with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership or similar matters. With respect to the Membership Interests, “Liens” includes without limitation, any claim by a third party of an interest in or right to acquire any of the Membership Interests.

“Loss” means any and all direct and actual damages, assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement or diminution in value, costs and expenses (excluding incidental and consequential damages, but including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand).

“Membership Interests” has the meaning given to it in the recitals to this Agreement.

“Operating Agreement” means that certain Operating Agreement dated April 20, 2011 establishing the terms and condition of formation and operation of the Company, and attached hereto as Exhibit A.

“Order” means any award, writ, judgment, decision, decree, stipulation, injunction, ruling or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Party” means either Seller or Purchaser; and “Parties” means both Seller and Purchaser.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“PJM” means the PJM Interconnection LLC, a Regional Transmission Organization.

“Pre-Closing Period” means the period or periods ending on or prior to the Closing Date.

“Pre-Closing Taxes” means any and all Taxes relating to any taxable period ending on or prior to the Closing Date.

“Project” means a solar photovoltaic energy facility having a total installed solar energy capacity of 18 AC MW (on a net alternating current basis) to be located on the Property that has a point of interconnection solely at the [                          ]* Substation.

“Project Financial Closing” means the date when construction debt financing for the Project is fully committed and the first advance is made thereunder.

“Property” means, the property referenced in the Land Agreements.

“Purchase Price” means Seventy-Eight Thousand Dollars ($78,000.00).

“Purchaser” has the meaning given to it in the recitals to this Agreement.

“Purchaser Indemnified Parties” has the meaning given to it in Section 10.1(a).

“[                          ]* Substation” means the 69 kV/12 kV electrical substation owned by Atlantic City Electric Company and located in [                          ]*, New Jersey.

“Reconfiguration Request Letter” means the letter dated March 8, 2011, between Seller and PJM relating to the requested reconfiguration of queue position numbers V4-023 (for 2 AC MW), V4-024 (for 10 AC MW) and V4-025 (for 6 AC MW) in accordance with a letter dated February 8, 2010 submitted by Seller to PJM.

“Representatives” means, for any Person, any director, officer, manager, employee, counsel, accountant, financial advisor or consultant of such Person.

“Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“Seller” has the meaning given to it in the recitals to this Agreement.

“Seller Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Success Fee” means the amount of [                          ]* Dollars per megawatt ([                          ]*/AC MW) of installed solar energy capacity (on a net alternating current basis) paid to Seller by Purchaser upon Project Financial Closing.

“Tax Returns” means with respect to the Company, any return, report, information return or other document required to be supplied to any taxing authority with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Taxes” means all taxes, charges, duties, fees, levies or other assessments imposed on the Company by any federal, municipal, local or foreign taxing authority, including but not limited to, income, profits, excise, property, sales, use, goods and services, transfer, franchise, payroll, withholding, social security (or similar), employment, unemployment, business license, occupation, stamp, environmental, workers compensation, severance, ad valorem, customs duties, registration, gross receipts, premium, windfall profits, capital stock, disability, personal property, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, imposed by any Governmental or Regulatory Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Term Sheet” means that certain Term Sheet for Acquisition of Ownership Interest in the [                          ]* Solar Energy Project dated February 9, 2011 as amended by Seller and Purchaser under “Amendment No. 1” dated February 18, 2011, the “Amendment No. 2” dated March 7, 2011 and “Amendment No. 3” dated March 18, 2011.

“Third Party Claim” has the meaning given to it in Section 10.2(a).

“Transfer Taxes” has the meaning given to it in Section 8.1(b).

1.2   Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) “include” or “including” means including without limiting the generality of any description preceding such term. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE II
SALE AND PURCHASE OF SHARES AND CLOSING

2.1   The Sale.  On the basis of the representations, warranties and undertakings set forth in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, or one or more nominees of Purchaser designated prior to the Closing Date, free and clear of all Liens, and Purchaser will pay the Purchase Price for eighty-five percent (85%) of the Membership Interests.

2.2   Payment.  Purchaser shall pay to Seller, on the terms and subject to the conditions set forth in this Agreement, the Purchase Price and Success Fee, if any, as follows:

(a)
The Purchase Price of Seventy-Eight Thousand Dollars ($78,000.00) shall be paid by Purchaser to Seller on the Closing Date, in exchange for eighty-five percent (85%) of the Membership Interests as set forth in Section 2.1 above;

(b)
The Success Fee in the amount of [                          ]* Dollars per AC megawatt ([                          ]*/AC MW) of installed solar energy capacity (on a net alternating current basis) shall be paid by Purchaser to Seller upon Project Financial Closing.  Notwithstanding anything to the contrary herein, no Success Fee shall be due to Seller if the Project Financial Closing does not occur.

2.3   Closing.  Closing will take place by an exchange of documents on or before 5:00 p.m. prevailing Eastern Time, on the Closing Date at the offices of Seller or in such other manner or at such other time as Purchaser and Seller mutually agree. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to the following account:

Receiving Bank:  Atlantic Central Bankers Bank (ACBB)
Camp Hill, PA

Receiving Bank ABA #:  031301752
Beneficiary Financial Institution:  The Bank of Princeton – Acct# 220547
183 Bayard Lane
Princeton, NJ 08540
(609) 921-6800

Beneficiary:  Atlantic Green Power Corp
Account # 1200004800

Simultaneously, Seller will assign and transfer to Purchaser the Membership Interests free and clear of all Liens, by execution and delivery of a Membership Interest Transfer instrument in the form attached as Exhibit B.  At the Closing, there shall also be delivered to Seller and Purchaser certificates and other contracts, documents and instruments required to be delivered under Articles 6 and 7 hereof.

2.4   Purchaser Project Return Requirement.

(a)
Any equity capital that Purchaser or an affiliate thereof invests in the Project at Project Financial Closing (such capital shall exclude Development Costs and any cost of internal labor in connection with the development of the Project as described in Section 5.2(b)) shall be fully returned to the Purchaser from the Company’s after-tax Distributable Cash from the Project  as priority distributions ahead of any Company distributions to the Seller with the exception of the payment of the Success Fee.

(b)
Once all of Purchaser's equity capital is fully returned pursuant to Section 2.4(a), the Purchaser shall then receive preferred Company after-tax Distributable Cash from the Project ahead of Company distributions to the Seller until such priority distributions equal two (2) times the amount of the Success Fee paid to Seller at Project Financial Closing.

(c)
Once the Purchaser’s Project return requirement is paid in full pursuant to Sections 2.4(a) and (b), all remaining Project Distributable Cash distributions shall be made in accordance with each Party’s Membership Interest.

2.5   Further Assurances.  At any time and from time to time after the Closing Date, (a) at the request of Purchaser, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, amendment and confirmation as may be reasonably requested by Purchaser and at Purchaser’s expense, in order to more effectively transfer, convey and assign to Purchaser and to confirm Purchaser’s ownership of the Membership Interests in accordance with the terms herein, and (b) at the request of Seller, Purchaser will execute and deliver and cause the Company to execute and deliver such other instruments as may be reasonably requested by Seller and at Seller’s expense, in order to more effectively carry out the provisions hereof and the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants with respect to itself and the Company, as applicable, that as of the date of this Agreement and as of the Closing Date:

3.1   Power and Authority.  Seller and the Company have all requisite power and authority to enter into, execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer the Membership Interests. Seller is in good standing under the laws of the State of New Jersey and the Company is in good standing under the laws of the State of Delaware.

3.2   Execution, Legality and Validity.  The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary action on its behalf. This Agreement has been duly and validly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3   The Membership Interests.

(a)	The Membership Interests constitute all of the issued and outstanding Membership Interests of the Company representing all of the capital of the Company.

(b)
The Membership Interests are owned by Seller, free and clear of all Liens and Seller has the full capacity, authority and power to sell and transfer ownership in and to the Membership Interests to Purchaser.

(c)
The sale and delivery of eighty-five percent (85%) of the Membership Interests to Purchaser pursuant to Article 2 hereof will fully effect the transfer to Purchaser of such Membership Interests free and clear of all Liens.

(d)	There are no options, warrants or other rights which are in any way capable of being converted into securities in the capital of the Company.

3.4   Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller or an Affiliate of Seller, directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person (including, for the avoidance of doubt, any Affiliate of Seller) against Purchaser for a finder’s fee, brokerage commission or similar payment.

3.5   No Conflicts.  The execution, delivery and performance by Seller of this Agreement does not conflict with:

(a)	the Certificate of Incorporation, by-laws or other corporate organizational documents or any resolutions of Seller or the Company;

(b)	any Order or applicable Law; or

(c)	any agreement to which the Company or Seller is a party.

3.6   Litigation.  There is no action, claim or litigation of any kind pending or threatened against Seller or the Company that threaten Seller or the Company’s right to transfer the Membership Interests to Purchaser pursuant to this Agreement.

3.7   Employees.  The Company does not currently have nor has it in the past had any employees.

3.8   Absence of Bankruptcies.  Neither the Company nor Seller has filed any voluntary petition in bankruptcy, or filed or published any proposal or notice of intent to file a proposal pursuant to any legislation relating to bankruptcy, insolvency, restructuring or reorganization, or has been adjudicated as bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any Federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties.  No involuntary petition in bankruptcy has been filed against the Company or Seller and no court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against the Company or Seller or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy act, or other debtor relief law, and no other liquidator has been appointed for the Company of all or any substantial part of its or their respective properties.

3.9   Land Agreements. The Seller nor the Company have performed any actions in breach of the terms and conditions contained in the Land Agreements.

3.10   Seller Contracts.  Schedule 3.10 attached hereto lists all Contracts for transfer to the Company on or before the Closing, together with all written amendments, modifications and supplements thereto executed or obtained by Seller (collectively, the “Seller Contracts” and individually, a “Seller Contract”).  Neither the Company nor Seller is in default in connection with any Seller Contract, and there are no claims made or pending for which Seller or the Company is responsible to provide indemnification pursuant to any Contract.  Furthermore, there are no shareholder’s agreements (unanimous or otherwise), Seller voting trust agreements, unanimous shareholder declarations or other similar arrangements in place with respect to Seller as same may relate to the Membership Interests or any interest in the Company or any agreement or instrument which may in any way derogate from or limit the powers of the members of the Company to manage the business and affairs of the Company other than the Operating Agreement of the Company attached hereto as Exhibit A.

3.11   Company Assets.  Schedule 3.11 attached hereto lists all of the Company’s Assets and Properties of whatever nature or kind, wherever situated, are free and clear of any Liens, and any adverse claim of any form, including, without limitation all Contracts, together with all written amendments, modifications and supplements thereto executed or obtained by Company on or before the Closing (collectively, the “Company Contracts” and individually, a “Company Contract”).  Neither the Company nor Seller is in default in connection with any Company Contract, and there are no claims made or pending for which Seller or the Company is responsible to provide indemnification pursuant to any Contract.

3.12   Liabilities.  The Company has paid all amounts due and owing for work or services performed for or on behalf of the Company on or prior to the Closing Date.

3.13   Company Business.  The Company owns no Assets and Properties not directly related to the Project.  The Company has engaged in no other business not reasonably related to the development of the Project.

3.14   Consents.  No third party consents are necessary for Seller to sell and transfer the Membership Interests.

3.15   Compliance with Laws.  The Company has complied with all federal, municipal and local laws and regulations with respect to its activities and has obtained and maintained in effect all approvals that have been necessary for its business as presently conducted.

3.16   Single Member Limited Liability Company.  The Company has been since the date of its formation, disregarded as an entity separate from Seller, within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), for federal income tax purposes and, where permitted, state and local income tax purposes.  The Company has never elected to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3(c).  The Company is not a successor by merger, operation of law or otherwise, of any entity that was ever treated as a corporation for U.S. federal income tax purposes.

3.17   Interconnection Agreements.  To Seller’s actual knowledge, there are no conditions having a material adverse effect on the development of the Project arising from the Interconnection Studies and the Interconnection Study Agreements in connection with an 18 AC MW interconnection at the [                          ]* Substation under reconfigured queue position V4-024.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller that, as of the date of this Agreement and, except as otherwise expressly provided, as of the Closing Date:

4.1   Power and Authority.  Purchaser has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation, to purchase the Membership Interests.  Purchaser is in good standing under the laws of the state of Delaware.

4.2   Execution, Legality and Validity.  The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by all necessary action on its behalf.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3   Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser, or an Affiliate thereof, directly with Seller without the intervention of any other Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person (including, for the avoidance of doubt, any Affiliate of Purchaser) against Seller for a finder’s fee, brokerage commission or similar payment.

4.4   No Conflicts.  The execution, delivery and performance by Purchaser of this Agreement does not conflict with:

(a)	the certificate of formation, operating agreement or other corporate organizational documents or any resolutions or agreements of Purchaser;

(b)	any Order or applicable Law; or

(c)	any agreement to which Purchaser is a party.

4.5   Litigation.  There is no action or claim of any kind pending or threatened against Purchaser that threatens Purchaser’s right or ability to purchase the Membership Interests from Seller pursuant to this Agreement.

4.6   Absence of Bankruptcies.  Purchaser has not filed any voluntary petition in bankruptcy, or filed or published any proposal or notice of intent to file a proposal pursuant to any legislation relating to bankruptcy, insolvency, restructuring or reorganization, nor has Purchaser been adjudged as bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any Federal bankruptcy, insolvency or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No involuntary petition in bankruptcy has been filed against Purchaser nor has any court of competent jurisdiction entered an order, judgment or decree proving a petition filed against Purchaser or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy act, or other debtor relief law against Purchaser, and no other liquidator has been appointed for Purchaser or of all or any substantial part of their respective properties.

4.7   Consents.  No third party consents are necessary for Purchaser to purchase the Membership Interests.

4.8   Purchaser Contracts.  Schedule 4.8 lists all Contracts, together with all written amendments, modifications and supplements thereto executed or obtained by Purchaser for transfer to the Company on or before the Closing (collectively, the “Purchaser Contracts” and individually, a “Purchaser Contract”). Purchaser is not in default in connection with any Purchaser Contract, and there are no claims made or pending for which Purchaser is responsible to provide indemnification pursuant to any Purchaser Contract.  Furthermore, there are no operating agreements (unanimous or otherwise), voting trust agreements, unanimous member declarations or other similar arrangements with respect to Purchaser in place as same may relate to the Membership Interests being purchased by Purchaser or any interests in the Company or any agreement or instrument which may in anyway derogate from or limit the powers of the members of the Company to manage the business and affairs of the Company.

ARTICLE V
CERTAIN COVENANTS OF THE PARTIES

5.1   Covenants of Seller.

(a)
Seller hereby covenants and agrees, upon the request of Purchaser, to take all further actions in connection with this Agreement (and any Contracts contemplated herein), which are reasonably necessary or advisable to accomplish the required transfers of the Seller Contracts to the Company, including any acknowledgement and delivery of such assignments, transfers, consents and other documents and instruments as Purchaser or its counsel may reasonably request.  Seller shall not be compensated for any such work.

(b)
Seller acknowledges and agrees that Seller shall be responsible for all internal (non-third party) fees, costs and expenses incurred by it or any of its Affiliates in connection with the advancement of the Project, and that no such internal fees, costs or expenses shall be charged to the Company.

5.2   Covenants of Purchaser.

(a)
Purchaser hereby covenants and agrees, upon the request of Seller, to take all further actions in connection with this Agreement (and any Contracts contemplated herein), which are reasonably necessary or advisable to accomplish the required transfers of the Purchaser Contracts to the Company, including any acknowledgement and delivery of such assignments, transfers, consents and other documents and instruments that Seller or its counsel may reasonably request.  Purchaser shall not be compensated for any such work.

(b)
Subsequent to the Closing, the development of the Project shall be advanced exclusively by the Company under the sole direction of Purchaser with assistance from Seller, as reasonably requested by Purchaser or the Company.  The Company shall provide Seller with an update on the status of the development of the Project and the Development Costs on no less than a quarterly basis. All Development Costs and obligations relating in any way to the development of the Project shall be the responsibility of Purchaser. All Development Costs shall be loaned by Purchaser to the Company, without interest, and repaid to Purchaser in according with the remaining provisions of this Section 5.2(b).  All Development Costs actually loaned by Purchaser to the Company shall be reimbursed to Purchaser by the Company upon the Project Financial Closing, without interest. Purchaser acknowledges and agrees that Seller shall not be responsible for, or have any obligations with respect to, any out-of-pocket costs or any other obligations associated with the Project, including without limitation any of the Development Costs.

Purchaser further agrees that all documented third party development costs incurred by Seller subsequent to the Closing and constituting Development Costs or otherwise relating to the Project, if any, shall be reimbursed by Purchaser to Seller within thirty (30) days of Purchaser’s receipt of written invoice and supporting documents from Seller evidencing such costs if such costs were pre-approved in writing by Purchaser. Purchaser acknowledges and agrees that Purchaser shall be responsible for all internal (non-third party) labor required in connection with the development of the Project (other than third party labor costs included in the Development Costs) and all internal fees, costs and expenses incurred by it or any of its Affiliates in connection with the advancement or development of the Project, and that no such internal fees, costs or expenses shall be charged to the Company or otherwise deemed to be part of any loan made by Purchaser to the Company with respect to any Development Costs.

(c)
Subsequent to the Closing, Purchaser shall use commercially reasonable efforts to cause the Company to advance the development of the Project if Purchaser, in its sole discretion, deems it in the best interest of Purchaser or the Company to cause the Company to advance the development of the Project.  Notwithstanding the aforementioned, nothing in this Agreement or otherwise shall obligate Purchaser in any way to cause the Company to develop and construct the Project if Purchaser, in its sole discretion, deems that it is not in the best interest of Purchaser or the Company to do so.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Membership Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.1   Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of each such date.

6.2   Officers’ Certificates.  Seller shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit C, dated the Closing Date and executed by a duly authorized officer of Seller as to corporate matters.

6.3   Orders and Laws.  There shall not be in effect, pending or threatened on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transaction contemplated by this Agreement.

6.4   Deliveries.  Seller shall have:

(a)	Evidence from PJM that it has granted to the Company an 18 AC MW interconnection at the [ ]* Substation under reconfigured queue position V4-024.

(b)
Executed and delivered to Purchaser a Membership Interest Transfer document evidencing the assignment and transfer of eighty-five percent (85%) of the Membership Interests, in the form attached hereto as Exhibit B and all other documents contemplated hereby to be executed and delivered by Seller on or before Closing;

(c)
Executed and delivered to Purchaser two (2) executed counterparts of the Operating Agreement, together with all documents contemplated hereby to be executed and delivered by Seller on or before Closing; and

(d)	Caused the Company’s Books and Records, in whatever form presently in the possession or control of Seller, to be in the possession or control of the Company at Closing.

6.5   Good Standing.  Seller shall have delivered to Purchaser certificates, dated as of a date no more than five (5) days prior to the Closing Date, duly issued by the appropriate authorities, showing that Seller and the Company are in good standing.

6.6   Resignation.  Seller shall have delivered to Purchaser a signed and duly executed letter of resignation of each officer and director of the Company, dated the Closing Date, in the form attached hereto as Exhibit D.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Membership Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

7.1   Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of each such date.

7.2   Officers’ Certificates.  Purchaser shall have delivered to Seller certificates in the forms attached hereto as Exhibit E respectively dated the Closing Date and executed by the Secretary of Purchaser as to corporate matters.

7.3   Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.4   Deliveries.  Purchaser shall have:

(a)	paid the Purchase Price to Seller; and,

(b)
executed and delivered to Seller two (2) executed counterparts of the Operating Agreement, together with all documents contemplated hereby to be executed and delivered by Purchaser and the Company on or before Closing.

7.5   Good Standing.  Purchaser shall have delivered to Seller certificates, dated as of a date no more than five (5) days prior to the Closing Date, duly issued by the appropriate authorities, showing that Purchaser is in good standing.

ARTICLE VIII
TAX MATTERS

8.1   Tax Matters.

(a)
Seller represents, warrants and covenants that as of the Closing Date, the Company has filed all Tax Returns required to be filed under applicable Laws and such Tax Returns were correct and complete in all material respects.  All Taxes due and owing by the Company (whether or not shown on any Tax Return), if any, have been paid.  There are no Liens for Taxes upon any of the Assets and Properties of the Company.  The Company has not received any written proposed adjustment to the Tax liability of the Company from any Tax authority in connection with any Tax Return of the Company.

(b)
Transfer Taxes.  Purchaser agrees that to the extent that any transfer taxes are assessed relating to the transactions contemplated under this Agreement (“Transfer Taxes”), Purchaser shall be solely responsible for all such Transfer Taxes.

(c)
Taxes.  Seller is liable for the payment of all liabilities of the Company for Taxes related or allocable to a period ending on or before the Closing Date.  The Company shall be liable for the payment of all liabilities of the Company for Taxes relating to all periods after the Closing Date.  Seller shall prepare and deliver to Purchaser all Tax Returns relating to periods ending on or before the Closing Date, if any, and Seller shall pay all income Taxes and pay or remit all other Taxes owed by the Company relating to periods ending on or before the Closing Date.  The Parties agree to cooperate with one another with respect to preparing and filing Tax Returns.

(d)
Refunds.  Any refund or credit of Pre-Closing Taxes paid by Seller or the Company shall be for the benefit of Seller.  The Company shall pay any such refund to Seller within thirty (30) days after the Company receives such refund or actually realizes the benefit of such credit.

(e)
Information.  In connection with preparing any Tax Return relating to any Pre-Closing Period or preparing for any audit or other examination relating to such a period by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes for such a period, Seller, Purchaser and the Company will provide information, records or documents relating to Taxes as may be in such Party’s possession or control, and as may be reasonably requested by another Party.  Neither Purchaser nor Seller will destroy any records related to the Company for tax periods commencing after formation of the Company and through the Closing Date for a period of seven (7) years following such periods without first giving notice to and obtaining the written consent of Purchaser (whose consent shall not be unreasonably withheld).

(f)
Seller shall provide Purchaser with copies of all Tax Returns filed with, and all written communications to or from, any Governmental Authority relating to the Taxes of the Company, to the extent relating to periods or events prior to the Closing Date in respect of which any Governmental Authority may by Law access or otherwise impose any such Tax on the Company relating to periods ending on or prior to the Closing Date.

ARTICLE IX
SURVIVAL

9.1   Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties of Seller and Purchaser contained in this Agreement shall survive until eighteen (18) months following the Closing Date, provided however, that the representations and warranties contained in Article 8 (Tax Matters) shall survive until the date that is one (1) month after the expiration date of the applicable statute of limitations for the Tax at issue or the period for which liability for Taxes may be assessed taking into account, without limitation, any waivers given by the Company in respect of any taxation year.  Seller and Purchaser agree that (a) all covenants contained in this Agreement, including without limitation the provisions of Sections 5.1 and 5.2, Article 10 (Indemnification), Article 11 (Termination) and Section 12.4 (Confidentiality) shall survive the termination of this Agreement and (b) all claims for indemnification under Article 10 hereof first asserted in writing within the applicable period (whether or not the amount of any such claims has become ascertainable within such period) shall not thereafter be time barred.

ARTICLE X
INDEMNIFICATION

10.1   Indemnification.

(a)
Seller shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Purchaser and its Affiliates and the respective officers, directors, managers, employees, shareholders, members and equity owners of the foregoing, and their successors and assigns (“Purchaser Indemnified Parties”) from and against any claim, liability, obligation, judgment or Loss, of any kind or character, suffered, incurred or sustained by any of the Purchaser Indemnified Parties or to which it or they may become subject, arising out of or in any manner incident, relating or attributable to:

(i)
any inaccuracy in any representation or breach of warranty of Seller contained in this Agreement or in any certificate, instrument of transfer or other document or Contract executed by Seller in connection with the Closing of this Agreement (other than the Operating Agreement); and

(ii)
any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement, condition or obligation to be performed or observed by it under this Agreement or under any certificates or other documents or Contract executed by Seller in connection with the Closing of this Agreement (other than the Operating Agreement).

(b)
Purchaser shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Seller and its Affiliates and the respective officers, directors, managers, employees, shareholders, members and equity owners of the foregoing, and their successors and assigns (“Seller Indemnified Parties”) from and against any claim, liability, obligation, judgment or Loss, of any kind or character, suffered, incurred or sustained by any of the Seller Indemnified Parties or to which it or they become subject, arising out of or in any manner incident, relating or attributable to:

(i)
any inaccuracy in any representation or breach of warranty of Purchaser contained in this Agreement or in any certificate, instrument of transfer or other document or Contract executed by Purchaser in connection with the Closing of this Agreement (other than the Operating Agreement); and

(ii)
any failure by Purchaser to perform or observe, or to have performed or observed, in full, any covenant, agreement, condition or obligation to be performed or observed by Purchaser under this Agreement or under any certificates or other documents or Contract executed by Purchaser in connection with the Closing of this Agreement (other than the Operating Agreement).

10.2   Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under this Section 10.2 will be asserted and resolved as follows:

(a)
In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.1 hereof is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.

(i)
If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.2(a), and confirms its liability with respect thereto, then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party, with counsel reasonably acceptable to the Indemnified Party, to a final conclusion or will be settled at the discretion of the Indemnifying Party (subject to the limitations set forth below).  From and after the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 10.2(a)(i), the Indemnifying Party will have full control of such defense and proceedings, including any settlement thereof; provided, that the Indemnifying Party may not settle or compromise any Third Party Claim in any manner that results in any continuing liability or obligation for the Indemnified Party or any admission of liability or wrongdoing by the Indemnified Party, without, in any such case, the prior written consent of the Indemnified Party, which will not be unreasonably withheld.  If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).  Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 10.1 hereof with respect to such Third Party Claim. Should the Indemnifying Party have interests that diverge materially from those of the Indemnified Party, the Indemnified Party shall have the right to request separate counsel from that representing the Indemnifying Party, the expenses of such separate representation to be paid by the Indemnifying Party.

(ii)
If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.2(a)(i) hereof, and confirm its liability with respect thereto, or if the Indemnifying Party gives such notice but fails to vigorously and diligently defend the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be defended by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (without the consent of the Indemnifying Party).  The Indemnified Party will have full control of such defense and proceedings, including any settlement thereof; provided, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).

(iii)
If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.1 hereof or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Losses arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 10.1 hereof and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand following the final determination thereof.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, the Indemnified Party shall he entitled to seek such remedies against the Indemnifying Party as may then be available to it under this Agreement and applicable Laws.

(b)
In the event any Indemnified Party should have a claim under Section 10.1 hereof against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an “Indemnity Notice” with reasonable promptness to the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of Loss therefrom described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period that it disputes the claim described in the Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.1 hereof and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

10.3   Exclusive Remedy.  After the Closing, to the extent permitted by applicable Laws, and except in the case of fraud or willful misconduct, the indemnities set forth in this Article 10 shall be the exclusive remedies of Purchaser and Seller and its or their respective officers, directors, employees, agents and Affiliates with respect to any claim for misrepresentation, breach of warranty, non-fulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive; provided, however, that the foregoing provision shall not limit or restrict the availability of specific performance or other injunctive or equitable relief (other than rescission) to the extent that specific performance or such other relief would otherwise be available to a Party under this Agreement.

10.4   Waiver of Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that the recovery by either Party of any damages suffered or incurred by such Party as a result of any breach by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach of the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party as a result of the breach by the breaching Party of its obligations hereunder for any indirect, consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its obligations hereunder.

ARTICLE XI
TERMINATION

11.1   Termination.  This Agreement may be terminated at any time prior to Closing as follows:

(a)	By mutual written consent of Seller and Purchaser;

(b)	By Purchaser at any time prior to the Closing if the Conditions contained in Article 6 are not fulfilled by Seller or waived by Purchaser prior to Closing;

(c)	By Seller at any time prior to the Closing if the Conditions contained in Article 7 are not fulfilled by Purchaser or waived by Seller prior to Closing;

(d)
By Seller at any time prior to the Closing, if there has been a material violation or breach by Purchaser of any Purchaser covenant, representation or warranty prior to the Closing which would prevent the satisfaction of any condition by the Closing and such violation or breach has not been waived by Seller or cured within fifteen (15) days after written notice thereof from Seller, unless Seller is in material breach of their obligations under this Agreement;

(e)
By Purchaser at any time prior to the Closing, if there has been a material violation or breach by Seller of any Seller covenant, representation or warranty prior to the Closing which would prevent the satisfaction of any condition by the Closing and such violation or breach has not been waived by Purchaser or cured within fifteen (15) days after written notice thereof from Purchaser, unless Purchaser is in material breach of their obligations under this Agreement; or

(f)	By Purchaser if any evidence is received by Seller or Purchaser at any time prior to the Closing that indicates that any of the Land Agreements are not in full force and effect.

11.2   Sunset Date.   This Agreement shall be automatically terminated if the Project Financial Closing is not achieved by April 15, 2014, in which case this Agreement shall cease to be of any further force or effect.

11.3   Effect of Termination.

In the event of termination of this Agreement prior to the Closing, this Agreement shall become void and of no further force and effect and (i) the exchange between Seller and Purchaser of the consideration and other events contemplated under Sections 2.1 and 2.2 hereof shall not occur, (ii) all Seller Contracts, Interconnection Studies and Interconnection Agreements and Purchaser Contracts transferred to the Company prior to the Closing shall be unconditionally assigned and transferred back to Seller and Purchaser, respectively, without payment of any consideration for such assignment and transfer and (iii) the Success Fee, if any, shall cease to be payable by the Purchaser to the Seller.  Nothing in this Section 11.3 shall be deemed to relieve any Party from liability for any breach of this Agreement, or to impair the right of any Party under this Agreement.

ARTICLE XII
MISCELLANEOUS

12.1   Notices.  Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by an internationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

a.	If to Seller:

Atlantic Green Power Corporation
Bayport One
Suite 455
8025 Black Horse Pike
West Atlantic City, New Jersey 08232
Fax: (609) 241-0952
Attention: Robert Demos, President and CEO

and

Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, Suite 300
Red Bank, New Jersey 07701
Fax Number:  (732) 224-6599
Attention:  Paul T. Colella, Esq.

b.	If to Purchaser:

Invenergy Solar Development LLC
One South Wacker Drive, Suite 1900
Chicago, Illinois 60606
Fax: (312) 224-1444
Attention: Joe Condo, General Counsel

and

Invenergy Solar Development LLC
51 Monroe Street, Suite 1604
Rockville, Maryland 20850
Fax: (301) 610-6418
Attention: Vice President, Solar Development

Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt.  Notice given by fax pursuant to this Section 12.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. prevailing Eastern Time, on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. prevailing Eastern Time, on any Business Day or during any non-Business Day.  In the event of any merger, dissolution or other event pursuant to which the corporate existence of any Party terminates, any notice provided for in this Agreement may be given or delivered to any survivor or successor to such Party or to any successor to all or any part of its assets.

12.2   Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

12.3   Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

12.4   Confidentiality; Public Announcements.

(a)
Each Party will hold, and will use commercially reasonable efforts to cause its Affiliates and their respective Representatives to hold, all Confidential Information in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law (including exchange rules), (ii) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided, that in each such case, the Party from whom disclosure is sought shall notify the other Party of the proposed release of Confidential Information and shall cooperate with such Party in limiting or preventing the release of such Confidential Information (for example, by obtaining a protective order), prior to the release thereof, or (iii) on a confidential basis to its employees, officers and directors and agents who have a need to know the same for the purpose of consummating the transactions contemplated by this Agreement, who have been informed that the Confidential Information is subject to this Section 12.4, and who have agreed or are otherwise obligated to comply with this Section 12.4.

(b)
In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of Confidential Information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its Representatives.  Any destruction of Confidential Information in accordance with this Section 12.4 will be certified in writing by an officer of the Party destroying the Confidential Information.  The obligations contained in this Section 12.4 shall survive for three (3) years following the termination or abandonment of this Agreement or the Closing, as the case may be.  The provisions of this Section 12.4 supersede any conflicting provisions in any other Confidentiality Agreements executed by the Parties.

(c)
Neither Party will make any public disclosure concerning the matters set forth in this Agreement or the negotiation of the Agreement without the prior written consent of the other Party.  If and when a Party desires to make a public disclosure, after receiving the prior written consent of the other Party, the disclosing Party will give the other Party an opportunity to review and comment on any such disclosure in advance of public release.  Notwithstanding the above, to the extent that either Party is advised by counsel that disclosure of the matters set forth in this Agreement is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

12.5   Waiver; Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  Except as otherwise provided in Section 10.3 hereof, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.6   Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

12.7   No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Company, each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person except for such shareholders, officers, directors, employees and Affiliates referenced in Section 10.1 hereof.

12.8   No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party and any attempt to do so will be void, except for (a) assignments and transfers by operation of Law, or (b) assignments and transfers by Purchaser or Seller of its rights, interests or obligations hereunder, in whole or in part, to an Affiliate, provided that no such assignments referred to in clauses (a) or (b) shall relieve the assigning Party of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

12.9   Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.10   Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.11   Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the state of New Jersey applicable to a contract executed and performed in New Jersey, without giving effect to the conflicts of laws principles thereof.

12.12   Jurisdiction and Venue.  Each of the Parties hereby irrevocably and unconditionally consents and agrees that any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby may be brought in any court of the state of New Jersey having subject matter jurisdiction, and, by execution and delivery of this Agreement and any other documents executed in connection herewith, each such Party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (iii) agrees that service of any process, summons, notice or document in any such action may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address set forth in Section 12.1 hereof, or at such other address of which the other Parties shall have been notified will be effective service for any action, suit or proceeding brought against it in any such court, and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

12.13   Attorneys’ Fees.  In the event of any suit or other proceeding between the Parties with respect to any of the transactions contemplated hereby or the subject matter hereof, the prevailing Party shall, in addition to such other relief as the court or arbitrator may award, be entitled to recover reasonable attorneys’ fees and costs (including at the trial and appellate levels) and expenses of investigation.

12.14   Time is of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15   Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each of Seller and Purchaser as of the date first above written.

ATLANTIC GREEN POWER CORPORATION

By:	/s/ Robert Demos
Name:	Robert Demos
Title:	President and CEO

INVENERGY SOLAR DEVELOPMENT LLC

By:	/s/ Enio Ricci
Name:	Enio Ricci
Title:	Vice President

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Operating Agreement

Exhibit B	Membership Interest Transfer Instrument

Exhibit C	Seller Officer’s Certificate

Exhibit D	Letter of Resignation

Exhibit E	Purchaser Officer’s Certificate

Schedule 3.10	Seller Contracts

Schedule 3.11	Company Assets

Schedule 4.8	Purchaser Contracts

All exhibits and schedules have been omitted.  Upon the request of the Securities and Exchange Commission, Atlantic Green Power Holding Company agrees to furnish copies of the exhibits and schedules listed above.